<DOCUMENT>
<TYPE>EX-2.6
<SEQUENCE>9
<FILENAME>valuationofnumedstock
<TEXT>

Valuation of NuMed Common Stock
for the purposes set forth in the
Agreement to which this is Exhibit Six

    NuMed has been a dormant widely-held company since November 2002. NuMed's common stock trades through the pink sheets quotation service under the symbol NUMD. For at least the past twelve months, NUMD's average daily trading price was between $0.01 to $0.03. During the past sixty days, NUMD's average daily trading price has ranged from $0.13 to $0.30.

    For the purposes of the transactions described through the Agreement, the parties agree to value the NUMD shares at $0.15. Accordingly,

Mr. Stanton's valuation:

18,000,000 Shares of NNBP @ $0.70 =          $12,600,000
46,000,000 Shares of EFTI @ $0.10 =               $4,600,000
Total Value at closing                                         $17,200,000
Divided by NUMD shares @ $0.15 each:          114,666,666

White Knight Valuation:

Net Asset Value of White Knight:                        $1,987,400
Total value at closing                                           $1,987,400
Divided by NUMD shares @ $0.15 each:           13,249,333

   At the conclusion of the activities envisioned to occur in the Agreement as reflected in the following charts:  Common Shareholders are diluted by 0.88%; John Stanton is diluted 6.26% and the creditor pool is diluted 9.59%.

                                         %ownership                                                                    % ownership
Name                             Before Roll-Up            Shares coming to rest                 After Roll-Up
John Stanton                           85%                            114,666,666                                78.74%
White Knight                                                                13,249,333                                  9.09%
Creditor Pool                          10%                                   600,513                                  0.41%
Common Shareholders              5%                                6,005,139                                  4.12%
Settlement of debt                                                         11,100,000                                  7.62%
                                                                                   145,621,651                                99.98%

</TEXT>
</DOCUMENT>